Exhibit 5.1
[LETTERHEAD OF MORRISON & FOERSTER LLP]
May 23, 2007
UDR, Inc.
1745 Shea Center Drive
Suite 200
Highlands Ranch, CO 80129

Re:	Registration and Sale of 6.75% Series G Cumulative Redeemable Preferred Stock
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of your Registration Statement on Form S-3, Registration No. 333-131278, your Prospectus dated January 25, 2006 and your Prospectus Supplement dated May 23, 2007 (the Registration Statement, Prospectus and Prospectus Supplement are collectively referred to as the “Registration Statement”), relating to the registration, issuance and sale of 5,400,000 shares of your 6.75% Series G Cumulative Redeemable Preferred Stock, no par value, and up to 600,000 additional shares to cover over-allotments (the “Shares”).
     In connection therewith, we have reviewed the Registration Statement and certain of your corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Shares, and such other factual and legal matters as we have deemed necessary for purposes of rendering the opinion set forth herein. We have also assumed that prior to the issuance of the Shares, the Articles Supplementary relating to the Shares will be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, as contemplated by the Registration Statement.
     We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We also have relied, as to matters of fact, upon the accuracy of representations and certificates of your officers. We have relied on your records and have assumed the accuracy and completeness thereof.
     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold and delivered against payment therefor in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.
     We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Maryland as in effect on the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to your filings with the Commission made in connection with the issuance and sale of the Shares.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP